Exhibit 22.1

                           LIST OF SUBSIDIARIES


Supreme Acquisition Corporation
Supreme International (N.Y.), Inc.
Supreme International (Delaware), Inc.
Supreme Munsingwear Canada, Inc.
Supreme International Corporation de Mexico, S.A. de C.V.
Perry Ellis International, Inc.